Exhibit 4.9

INTERCREDITOR AGREEMENT

among

SUNDANCE ENERGY, INC.,

the other Grantors party hereto,

NATIXIS, NEW YORK BRANCH,

 as Senior Representative,

and

MORGAN STANLEY ENERGY CAPITAL, INC.,

 as the Second Priority Representative,

dated as of April 23, 2018.

INTERCREDITOR AGREEMENT dated as of April 23, 2018 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among SUNDANCE ENERGY, INC., a Colorado corporation (the “Company”), the other Grantors (as defined below) party hereto, NATIXIS, NEW YORK BRANCH, as representative for the Senior Secured Parties (in such capacity and together with its successors in such capacity, the “Senior Representative”), and MORGAN STANLEY ENERGY CAPITAL, INC., as representative for the Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Second Priority Representative”).

R E C I T A L S

WHEREAS, Sundance Energy Australia Limited, a limited company organized under the laws of South Australia (the “Parent”), the Company, as borrower, the Senior Representative, as administrative agent, and the various financial institutions party thereto as agents or lenders are parties to that certain Credit Agreement dated as of the date hereof (as amended, restated, extended, replaced, supplemented, modified or Refinanced in accordance with the terms hereof, the “Senior Credit Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans and extended other financial accommodations to the Company, which are secured, along with certain Swap Agreements, on a first priority basis pursuant thereto;

WHEREAS, the Parent, the Company, as borrower, the Second Priority Representative, as administrative agent, and the various financial institutions and other entities parties thereto as agents or lenders are parties to that certain Amended and Restated Term Loan Credit Agreement dated as of the date hereof (as amended, restated, extended, replaced, supplemented, modified or Refinanced in accordance with the terms hereof, the “Second Priority Credit Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans to the Company which will be secured on a second priority basis pursuant thereto;

WHEREAS, the Company and the Grantors (as defined below) have granted to the Senior Representative security interests in the Collateral (as defined below) as security for payment and performance of the Senior Obligations (as defined below); and

WHEREAS, the Company and the other Grantors have granted to the Second Priority Representative junior security interests in the Collateral as security for payment and performance of the Second Priority Debt Obligations (as defined below), so that they may be secured on a junior priority basis by the same collateral that secures the obligations under the Senior Credit Agreement;

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Senior Representative (for itself and on behalf of the Senior Secured Parties (as defined below)), the Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties (as defined below)), agree as follows:

ARTICLE I

Definitions

SECTION 1.01.     Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Senior Credit Agreement or in the UCC (it being understood that if any term is defined both under the Senior Credit Agreement and the UCC, the Senior Credit Agreement defined term shall be used absent manifest error). As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Company or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Borrowing Base” means, on any date, an amount equal to the most recent determination or adjustment made under the Senior Credit Agreement by the Senior Secured Parties, in accordance with  usual and customary industry policies and procedures of commercial banks engaged in US oil and gas reserve based lending in the ordinary course of their respective businesses for extending conforming credit to oil and gas reserve-based customers, as the maximum amount of principal obligations that may be outstanding plus the maximum stated amount of all letters of credit outstanding under and in accordance with the Senior Credit Agreement, which determination shall be based upon the loan collateral value assigned to the Oil and Gas Properties of the Grantors and such other credit factors (including without limitation the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Grantors) that the Senior Secured Parties deem significant.

“Cap Amount” means, as of any day any debt in respect of a Loan is incurred or a Letter of Credit is issued (other than renewal of outstanding Letters of Credit in amounts not exceeding the outstanding face amounts), the lesser of (a) $250,000,000 and (b) the Borrowing Base in effect on such day.  The “Cap Amount” shall not include any additional amounts to the extent such amounts are customary advances made to pay taxes on or to insure any Collateral or otherwise to protect and preserve the Collateral or the perfection and priority of the Liens of the Senior Representative or any Senior Secured Party with respect thereto, in each case to the extent not timely paid or reimbursed by the Grantors).

“Collateral” means all of the property of the Grantors whether real, personal or mixed with respect to which a Lien is granted (or is required to be granted) pursuant to a Senior Collateral Document as security for the Senior Obligations.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“DIP Cap” has the meaning assigned to such term in Section 6.01.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge of Senior Obligations” means, except to the extent otherwise expressly provided in Section 5.06:

(a)        payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Debt outstanding under the Senior Debt Documents and constituting Senior Obligations (other than Excess Senior Obligations until repayment in full of the Second Priority Debt Obligations);

(b)        payment in full in cash of all other Senior Obligations (other than (i) Excess Senior Obligations until repayment in full of the Second Priority Debt Obligations and (ii) Senior Obligations owed to Secured Swap Providers or Secured Cash Management Providers) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid;

(c)        termination or expiration of all commitments, if any, to extend credit that would constitute Senior Obligations (other than Excess Senior Obligations until repayment in full of the Second Priority Debt Obligations);

(d)        termination or cash collateralization of (in an amount and manner reasonably satisfactory to the Senior Representative, but in no event greater than 105% of the aggregate maximum undrawn face amount), or the entry into arrangements reasonably satisfactory to the Senior Representative and the Issuing Bank with respect to, all Letters of Credit issued under the Senior Debt Documents and constituting Senior Obligations (other than Excess Senior Obligations until repayment in full of the Second Priority Debt Obligations);

(e)        termination of all Secured Swap Agreements and payment of all Senior Obligations owed to all Secured Swap Providers or, with respect to any particular Secured Swap Agreement, such other arrangements as have been made by the Borrower and the Secured Swap Provider who is a party to such Secured Swap Agreement (and communicated to the Senior Representative); and

(f)        payment of all Senior Obligations owed to all Secured Cash Management Providers (or, with respect to any particular Secured Cash Management Agreement, such other arrangements as have been made by the Borrower and the Secured Cash Management Provider

who is a party to such Secured Cash Management Agreement (and communicated to the Senior Representative).

“Excess Senior Obligations” means, at any time a determination thereof is to be made, the amount of Senior Obligations, if any, constituting the principal amount of loans and unreimbursed draws under Letters of Credit plus the maximum stated amount of undrawn Letters of Credit outstanding under the Senior Credit Agreement that are in excess of the Cap Amount.

“Grantors” means the Parent, the Company and any Subsidiary which has granted a Lien on any Collateral pursuant to any Collateral Document to secure any Senior Obligation.

“Guarantors” means the “Guarantors” as defined in the Senior Credit Agreement.

“Insolvency or Liquidation Proceeding” means:

(a)        any case commenced by or against the Company or any other Guarantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Guarantor or any similar case or proceeding relative to the Company or any other Guarantor or its creditors, as such, in each case whether or not voluntary;

(b)        any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c)        any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“New Senior Debt Notice” has the meaning assigned to such term in Section 5.06.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Permitted Delay” means any period during which the Senior Representative or the Senior Secured Parties are diligently pursuing their rights and remedies with respect to all or a material portion of the Collateral or the Company or any other Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Collateral and any payment or distribution made in respect of Collateral in a Bankruptcy Case and any amounts received by the Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Collateral pursuant to this Agreement.

“Purchase” has the meaning assigned to such term in Section 5.07(a).

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of a Debt Facility, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Debt or enter alternative financing arrangements, in exchange or replacement for such Debt Facility (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Representatives” means the Senior Representative and the Second Priority Representative.

“Second Priority Collateral” means any “Collateral” or the assets encompassed by any equivalent term, in each case, as defined in any Second Priority Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the “Guarantee and Collateral Agreement” and the other “Security Instruments” as each of such terms are defined in the Second Priority Credit Agreement or any similar term in any Second Priority Debt Document in respect of any Refinancing of the Second Priority Credit Agreement, and each of the collateral agreements, security agreements, mortgages, deeds of trust and other instruments and documents executed and delivered by the Company or any Grantor for purposes of providing Second Priority Collateral.

“Second Priority Credit Agreement” has the meaning assigned to such term in the recitals.

“Second Priority Debt Documents” means the Second Priority Credit Agreement and the “Loan Documents” as such term is defined in the Second Priority Credit Agreement or any similar term in any Second Priority Debt Document in respect of any Refinancing of the Second Priority Credit Agreement.

“Second Priority Debt Facility” means the Second Priority Credit Agreement and any Refinancing thereof.

“Second Priority Debt Obligations” means the “Secured Obligations” as defined in the Second Priority Credit Agreement or any similar term in any Second Priority Debt Document in respect of any Refinancing of the Second Priority Credit Agreement, including any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding.

“Second Priority Debt Parties” means the Agents or any Lender, each as defined in the Second Priority Credit Agreement, together with the beneficiaries of each indemnification obligation undertaken by the Company or any other Guarantor under any related Second Priority Debt Documents and other Person holding Refinanced Debt in respect thereof (including Refinanced Debt of Refinanced Debt).

“Second Priority Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Selling Party” has the meaning assigned to such term in Section 5.07(e).

 “Senior Collateral Documents” means the “Guaranty and Collateral Agreement” and the other “Security Instruments” as each of such terms are defined in the Senior Credit Agreement and each of the collateral agreements, security agreements, mortgages, deeds of trust and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Senior Debt Documents” means the Senior Credit Agreement and the other “Loan Documents” as such term is defined in the Senior Credit Agreement or any similar term in any Senior Debt Document in respect of any Refinancing of the Senior Credit Agreement.

“Senior Facility” means the Senior Credit Agreement and any Refinancing thereof.

“Senior Obligations” means the “Secured Obligations” as defined in the Senior Credit Agreement and any equivalent term in any Refinancing thereof.

“Senior Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Senior Secured Parties” means the “Secured Parties” as defined in the Senior Credit Agreement and other Person holding Refinanced Debt in respect thereof (including Refinanced Debt of Refinanced Debt).

“Standstill Period” has the meaning assigned to such term in Section 3.01(a)(i).

“Subsidiary” has the meaning assigned to such term in the Senior Credit Agreement in effect on the date hereof.

“Swap Agreements” means “Swap Agreement” as defined in the Senior Credit Agreement or any similar term in any Senior Debt Document in respect of any Refinancing of the Senior Credit Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, or the Uniform Commercial Code (or any similar or comparable legislation) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

SECTION 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (e) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Collateral

SECTION 2.01.    Lien Subordination.  Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Collateral or of any Liens granted to the Senior Representative or any other Senior Secured Party on the Collateral (or any actual or alleged defect in any of the foregoing) or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, the Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, hereby agrees that (a) any Lien on the Collateral securing any Senior Obligations now or hereafter held by or on behalf of the Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of the Second Priority Representative, any Second Priority Debt Parties or any other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any Senior Obligations. All Liens on the Collateral securing any

Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Company, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed. For the avoidance of doubt, the subordination provided for in this Agreement is lien subordination only and the Second Priority Debt Obligations are not subordinated in right of payment to the Senior Obligations.

SECTION 2.02.    Nature of Senior Secured Party Claims.  The Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representative or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Company and the other Grantors and the Second Priority Debt Parties or Senior Secured Parties, as the case may be, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Senior Debt Document or Second Priority Debt Document, as the case may be, with respect to the incurrence of additional Senior Obligations or Second Priority Debt, as the case may be.

SECTION 2.03.     Prohibition on Contesting Liens.  The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of the Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Collateral, and the Senior Representative, for itself and on behalf of each Senior Secured Party under the Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of the Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04.     No New Liens.  The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt

Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; (b) subject to Section 2.06, none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Senior Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Second Priority Debt Obligations; and (c) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to the Senior Representative as security for the Senior Obligations, shall assign such Lien to the Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to the Senior Representative, shall be deemed to hold and have held such Lien for the benefit of the Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Senior Representative and/or the Senior Secured Parties, the Representatives, on behalf of the Secured Parties of the Debt Facility for which it is acting, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.04 shall be treated in the same manner as set forth in Section 4.02.

SECTION 2.05.   Perfection of Liens.  Except for the limited agreements of the Senior Representative pursuant to Section 5.05 hereof, neither the Senior Representative nor the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Second Priority Representative or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representative, the Senior Secured Parties, the Second Priority Representative, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06.    Certain Cash Collateral.  Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Senior Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Senior Representative pursuant to Section 2.08(j) of the Senior Credit Agreement as in effect on the date hereof (or any successor provision in any Senior Debt Document in respect of any Refinancing of the Senior Credit Agreement with equivalent terms and requirements) shall be applied as specified in the Senior Credit Agreement and will not constitute Collateral.

SECTION 2.07.   Similar Liens and Agreements.  Except as provided in Section 2.06, the Representatives, on behalf of the Secured Parties of the Debt Facility for which it is acting, agree that it is their intention that the Collateral securing each Debt Facility be identical. In furtherance of the foregoing and of Section 8.11, the parties hereto agree, subject to the other provisions of this Agreement:

(a)        upon request by the Senior Representative or the Second Priority Representative, to cooperate in good faith from time to time in order to determine the specific items included in the Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Senior Loan Documents and the Second Priority Loan Documents; and

(b)        that the documents and agreements creating or evidencing the Collateral and guarantees for the Senior Obligations and the Second Priority Obligations, subject to Section 5.03, shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the Obligations thereunder.

ARTICLE III

Enforcement

SECTION 3.01.    Exercise of Remedies.

(a)        So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor,

(i)         neither the Second Priority Representative nor any Second Priority Debt Party will (A) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, that, subject to extension as a result of any Permitted Delay, the Second Priority Representative may exercise any or all such rights (but not rights the exercise of which is otherwise prohibited by this Agreement including Article VI hereof) after a period (such period, as extended as a result of any Permitted Delay, the “Standstill Period”) of 180 consecutive days has elapsed from the date of delivery of written notice from the Second Priority Representative to the Senior Representative stating that (1) an Event of Default (as defined under the Second Priority Debt Documents) has occurred and is continuing thereunder and (2) the Second Priority Debt Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the Second Priority Debt Documents, (B) except to the extent not prohibited herein, contest, protest or object to any foreclosure proceeding or action brought with respect to the Collateral by the Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by the Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Collateral under the Senior Debt Documents or otherwise in respect of the Senior Obligations, (C) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action during the Standstill Period or any other exercise of any rights or remedies relating to the Collateral in respect of Senior Obligations or (D) credit bid (it being understood, for the avoidance of doubt, that a credit bid which includes a cash portion sufficient to cause a Discharge of Senior Obligations will not be precluded); provided further, after the expiration of the Standstill Period, so long as neither the Senior Representative nor any of the Senior Secured Parties have commenced any action to enforce their Lien on any material portion of the Collateral and any acceleration of the Second Priority Debt Obligations has not been rescinded, in the event that and for so long as the Second Priority Debt Parties (or the Second Priority Representative on their behalf) have commenced actions to enforce their Lien with respect to all or any material portion of the Collateral to the extent permitted hereunder and are diligently pursuing such actions (it being understood that this proviso shall not constitute a waiver by the Senior Representative or the Senior Secured Parties of the provisions of Article VI), neither the Senior Secured Parties nor the Senior Representative shall take any action of a similar nature with respect to such Collateral so long as the other provisions of this Agreement (including the turnover provisions of Article VI) are complied with; and provided further that (x) the Standstill Period shall be tolled for so long as any automatic stay or any other stay or other order prohibiting the exercise of remedies by the Senior Representative or the Senior Secured Parties with respect to the Collateral is in effect by operation of law or has been entered into by a court of competent jurisdiction and (y) the period set forth in the immediately preceding proviso shall be tolled for so long as any automatic stay or any other stay or other order prohibiting the exercise of remedies by the Second Priority Representative or the Second Priority Secured Parties with respect to the Collateral is in effect by operation of law or has been entered into by a court of competent jurisdiction, and

(ii)       except as otherwise provided herein, the Senior Representative and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment and the right to credit bid their debt, except that the Second Priority Debt Parties shall have the credit bidding rights set forth in Section 3.01(a)(i)(D)) and, in that connection, subject to Section 5.01, to make determinations regarding the release, disposition or restrictions with respect to the Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided,  however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, any Second Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Second Priority Debt Obligations under the Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Collateral securing the Senior Obligations or the rights of the Senior Representative or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Collateral, (C) the Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors to the extent provided in

Section 5.04, (D) the Second Priority Representative may exercise the rights and remedies provided for in Article VI, (E) in any Insolvency or Liquidation Proceeding, any Second Priority Debt Party may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Debt Parties, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement, (F) in any Insolvency or Liquidation Proceeding, the Second Priority Debt Parties may vote on any plan of reorganization, but only to the extent consistent with the provisions hereof, and (G) the Second Priority Representative and the Second Priority Debt Parties may exercise any of their rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.01(a)(i).  In exercising rights and remedies with respect to the Collateral, the Senior Representative and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)        Until the expiration of the Standstill Period and subject to Sections 4.01 and 4.02, the Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Collateral or any Proceeds of Collateral in connection with the exercise of any right or remedy (including setoff and recoupment) with respect to any Collateral in respect of Second Priority Debt Obligations until after the Discharge of Senior Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.01(a)(i), but then only to the extent the Second Priority Representative and Second Priority Debt Parties are permitted to retain the proceeds thereof in accordance with Section 4.01).  Without limiting the generality of the foregoing, unless and until the expiration of the Standstill Period has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) and Section 6.03, the sole right of the Second Priority Representative and the Second Priority Debt Parties with respect to the Collateral is to hold a Lien on the Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)        Subject to the proviso in clause (ii) of Section 3.01(a) and Section 6.03, (i) the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by the Senior Representative or any Senior Secured Party with respect to the Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, and (ii) the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representative or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Collateral, regardless of whether any action or failure to act by or on behalf of the Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d)        Until the expiration of the Standstill Period, the Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representative, or for the taking of any other action authorized by the Second Priority Collateral Documents.

SECTION 3.02.     Cooperation.  Subject to the proviso in clause (ii) of Section 3.01(a), the Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations or both the expiration of the Standstill Period (as such Standstill Period may be extended or tolled as expressly provided in this Agreement), and the date, if any, that neither the Senior Representative nor any of the Senior Secured Parties has commenced or, if commenced, is diligently pursuing any action to enforce their Lien on any material portion of the Collateral or exercising any other right or remedy with respect to the Collateral or the Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representative upon the request of the Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03.    Actions upon Breach.  Should any Second Priority Representative or any Second Priority Debt Party, any Senior Representative or any Senior Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the Senior Representative or other Senior Secured Party or the Second Priority Representative or other Second Priority Debt Party, as applicable (in its or their own name or in the name of the Company or any other Grantor), may obtain relief against such Second Priority Representative or such Second Priority Debt Party or such Senior Representative or such Senior Secured Party, as applicable, by injunction, specific performance or other appropriate equitable relief. The Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, and the Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility, hereby agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representative or any Second Priority Debt Party or the Second Priority Debt Parties’ damages from the actions of the Senior Representative or any Senior Secured

Party, as applicable, may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor, the Senior Secured Parties or the Second Priority Debt Parties, as applicable, cannot demonstrate damage or be made whole by the awarding of damages.  Each Representative may demand specific performance of this Agreement.  Each Representative, on behalf of itself and on behalf of the Secured Parties of the Debt Facility for which it is acting, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by a Representative or any Secured Party.  No provision of this Agreement shall constitute or be deemed to constitute a waiver by a Representative, on behalf of itself and on behalf of the Secured Parties of the Debt Facility for which it is acting, of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

ARTICLE IV

Payments

SECTION 4.01.    Application of Proceeds.  Prior to the Discharge of Senior Obligations, and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, Collateral or proceeds received in connection with the enforcement or exercise of any rights or remedies with respect to any portion of the Collateral will be applied:

first, to the payment in full in cash of all Senior Obligations that are not Excess Senior Obligations,

second, to the payment in full in cash of all Second Priority Debt Obligations,

third, to the payment in full in cash of all Excess Senior Obligations, and fourth, to the Company or as otherwise required by applicable law

SECTION 4.02.    Payments Over.  Unless and until the Discharge of Senior Obligations has occurred, and subject to the terms of Section 6.10, any Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Collateral shall be segregated and held in trust for the benefit of and promptly paid over to the Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Debt Parties. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01.    Releases.

(a)        The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Collateral (including all or substantially all of the equity interests of any subsidiary of the Company) in connection with (i) the exercise of remedies in respect of Collateral or (ii) any sale, transfer or other disposition that is permitted under the Second Priority Debt Documents as in effect on the date hereof or subsequently permitted thereunder, the Liens granted to the Second Priority Representative and the Second Priority Debt Parties upon such Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Collateral to secure Senior Obligations; provided that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Collateral securing the Senior Obligations rank to the Liens on the Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Upon notice from the Senior Representative to a Second Priority Representative (with respect to any termination and release of Liens pursuant to clause (i) of the preceding sentence) or delivery to a Second Priority Representative of an Officer’s Certificate (with respect to any termination and release of Liens pursuant to clause (ii) of the preceding sentence) stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representative) and any necessary or proper instruments of termination or release prepared by the Company or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Company’s or the other Grantor’s sole cost and expense, such termination statements, mortgage releases, instruments and other agreements that the Senior Representative or the Company or such Guarantor may reasonably request to evidence such termination and release of such Liens.  Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under the Second Priority Debt Facility, to release the Liens on the Collateral as set forth in the relevant Second Priority Debt Documents.

(b)        Until the Discharge of the Senior Obligations, the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Senior Representative and any officer or agent of the Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Senior Representative’s own name, from time to time in the Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)        Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Collateral to, (ii) to deliver or afford control over (to the extent only one party can have control of such Collateral) any item of Collateral to, or deposit any item of Collateral with, (iii) to register ownership of any item of Collateral in the name of or make an assignment of ownership of any Collateral or the rights thereunder, and (iv) to hold any item of Collateral in trust for (to the extent such item of Collateral cannot be held in trust for multiple parties under applicable law), in favor of, in any case, both the Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Senior Representative.

SECTION 5.02.     Insurance and Condemnation Awards.  Unless and until the Discharge of Senior Obligations has occurred, the Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Collateral. Unless and until the Discharge of Senior Obligations has occurred, all Proceeds of any such policy and any such award, if in respect of the Collateral, shall be applied in accordance with Section 4.01. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any Proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such Proceeds over to the Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03.    Amendments to Senior Collateral Documents and Second Priority Collateral Documents.

(a)        No Second Priority Collateral Document with respect to the Collateral may be amended, supplemented or otherwise modified or entered into, or the non-compliance from the terms thereof be consented to or waived, to the extent such amendment, supplement, consent, waiver or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Company agrees to promptly (and in any event within 3 Business Days thereof) deliver to the Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, agrees that each Second Priority Collateral Document with respect to the Collateral under the Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Senior Representative):

“Notwithstanding anything herein to the contrary, (a) the liens and security interests granted to the Second Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Natixis, New York Branch, as administrative agent, pursuant to or in connection with the Credit Agreement, dated as of April 23, 2018 (as amended, restated, supplemented, replaced or otherwise modified from time to time), among the Company, the banks, financial institutions and other lending institutions from time to time parties as lenders thereto and Natixis, New York Branch, as administrative agent, and (b) the exercise of any right or remedy by Morgan Stanley Energy Capital Inc., as Second Priority Representative, hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of April 23, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Natixis, New York Branch, as Senior Representative, Morgan Stanley Energy Capital Inc., as Second Priority Representative, the Company and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b)        In the event that the Senior Representative or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representative, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided,  however, that (i) no such amendment, waiver or consent shall have the effect of (A) removing assets subject to the Lien of the Second Priority Collateral Documents, except to the extent that a release of such Lien is permitted under Section 5.01(a) and provided that there is a corresponding release of the Lien securing the Senior Obligations, (B) imposing duties on the Second Priority Representative without its consent, (C) altering the terms of the Second Priority Debt Documents to permit other Liens on the Collateral not permitted under the terms of the Second Priority Debt Documents as in effect on the date hereof or Article VI hereof, (D) being prejudicial to the interests of the Second Priority Debt Parties to a greater extent than the Senior Secured Parties (other than by virtue of their relative priority and the rights and obligations hereunder) or (E) otherwise amending or waiving any provision with respect to any right or remedy of the Second Priority Representative or any Second Priority Debt Party as set forth in the Second Priority Debt Documents and (ii) written notice of such amendment, waiver or consent shall have been given by the Company to the Second Priority Representative within ten (10) Business Days after the effectiveness of such amendment, waiver or consent.  The Company agrees to deliver to the Second Priority Representative copies of (1) any amendments, supplements or other modifications to the Senior Collateral Documents with respect to the Collateral and (2) any new Senior Collateral Documents with respect to the Collateral promptly (but in no event more than 3 Business Days) after effectiveness thereof.

(c)        The Senior Loan Documents may be amended, supplemented or otherwise modified and any non-compliance with their terms consented to or waived in accordance with their terms and the Senior Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the Second Priority Representative or the Second Priority Debt Parties, all without affecting the Lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing debt bind themselves in a writing addressed to the Second Priority Representative and the Second Priority Debt Parties to the terms of this Agreement and any such amendment, supplement, modification, consent, waiver or Refinancing shall not, without the consent of the Second Priority Representative:

(i)         increase (A) the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Senior Debt Facility, or a letter of credit, commitment, facility, utilization, upfront, original issue discount or similar fee so that the combined interest rate and fees are increased by more than 2.00% per annum in the aggregate at any level of pricing, but excluding increases resulting from (x) application of the pricing grid set forth in the Senior Credit Agreement as in effect on the date hereof or (y) the accrual of interest at the default rate, or (B) the default rate of interest (including by changing the conditions to the application thereof);

(ii)       modify a covenant or event of default that directly restricts one or more Grantors from making payments under the Second Priority Loan Documents that would otherwise not be prohibited under the Senior Loan Documents as in effect on the date hereof;

(iii)      subordinate any Lien on any of the Collateral securing the Senior Obligations or subordinate in right of payment any of the Senior Obligations; or

(iv)       extend the maturity of the Senior Obligations beyond the maturity of the Second Priority Debt Obligations.

(d)        The Second Priority Debt Documents may be amended, supplemented, waived or otherwise modified in accordance with their terms and the Second Priority Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the Senior Representative or the Senior Secured Parties, all without affecting the Lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing debt bind themselves in a writing addressed to the Senior Representative and the Senior Secured Parties to the terms of this Agreement and any such amendment, supplement, modification, waiver or Refinancing shall not, without the consent of the Senior Representative:

(i)         increase (A) the “Applicable Margin” or similar component of the interest rate or yield provisions, or any commitment, facility, utilization, upfront, original issue discount or similar fee applicable to the Second Priority Debt Facility so that  the combined interest rate and fees are increased by more than 2.00% per annum in the aggregate thereunder (excluding increases resulting from the accrual of interest at the default rate), or (B) the default rate of interest (including by changing the conditions to the application thereof);

(ii)       result in the aggregate outstanding principal amount (including reimbursement obligations) of loans under the Second Priority Debt Documents to exceed $250,000,000 plus interest (including interest accruing, including at any post-default rate, during the pendency of an Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding), premium (if any), make-whole obligations, fees, indemnifications, reimbursements, expenses and other liabilities payable under the Second Priority Debt Documents or any Refinancing thereof;

(iii)      change to earlier dates any scheduled dates for payment of principal or of interest on the Second Priority Debt Obligations, or change the redemption, prepayment, repurchase, tender or defeasance provisions set forth in the Second Priority Debt Documents in a manner that would require a redemption, prepayment, repurchase, tender or defeasance not required pursuant to the terms of the Second Priority Debt Documents as of the date hereof (including any increases to the prepayment premiums required in connection therewith); or

(iv)       modifies covenants, defaults, or events of default to make them materially more restrictive than in existence on the date hereof as to any Grantor.

SECTION 5.04.     Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, during an Event of Default (as defined under the Second Priority Debt Documents), the Second Priority Representative and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Company and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law (other than initiating or joining any involuntary case or proceeding under the Bankruptcy Code not initiated by the Senior Representative) so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

SECTION 5.05.    Gratuitous Bailee for Perfection.

(a)        The Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Senior Representative, or of agents or bailees of such Person (such Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Collateral, the Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representative, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b)        The rights of the Second Priority Representative and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c)        The Senior Representative and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representative or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Collateral, except as expressly set forth in this Section 5.05.  The duties or responsibilities of the Senior Representative under this Section 5.05 shall be limited solely to holding or controlling the Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(d)        The Senior Representative shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, hereby waives and releases the Senior Representative and the Senior Secured Parties from all claims and liabilities arising pursuant to the Senior Representative’s roles under this Section 5.05 as sub-agent and gratuitous bailee with respect to the Collateral.

(e)        Following the Discharge of Senior Obligations, the Senior Representative shall, at the Grantors’ sole cost and expense, upon request (i) (A) deliver to the Second Priority Representative, to the extent that it is legally permitted to do so, all Collateral, including all Proceeds thereof, held or controlled by the Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Collateral, or (B) direct and deliver such Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Second Priority Representative is entitled to approve any awards granted in such proceeding. The Company and the other Grantors shall take such further action at their expense as is required to effectuate the transfer contemplated hereby and shall indemnify the Senior Representative for loss or damage suffered by the Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith.  The Senior Representative has no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(f)        Neither the Senior Representative nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any Grantor to the Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06.    When Discharge of Senior Obligations Deemed To Not Have  Occurred.  If, at any time after the Discharge of Senior Obligations has occurred, the Company or any Subsidiary substantially concurrently enters into any Refinancing of any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and, from and after the date on which the New Senior Debt Notice is delivered to the Second Priority Representative in accordance with the next sentence, the obligations under such Refinancing of the Senior Loan Documents shall automatically be treated as Senior Obligations for all purposes of this Agreement, the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice (the “New Senior Debt Notice”) of such incurrence (including the identity of the new Senior Representative), the Second Priority Representative (including the Second Priority Representative) shall promptly upon request (a) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of the Senior Representative contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, (b) deliver to the Senior Representative, to the extent that it is legally permitted to do so, all Collateral, including all Proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and agree to amendments to any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a sole loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding. The new Senior Representative shall agree in writing addressed to the Second Priority Representative and the Second Priority Debt Parties to be bound by the terms of this Agreement.

SECTION 5.07.    Option to Repurchase.

(a)        Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree at any time following (i) an acceleration of the Senior Obligations in accordance with the terms of the Senior Credit Agreement, (ii) the commencement of an Insolvency or Liquidation Proceeding involving the Company as debtor  or (iii) the occurrence of any “event of default” (as defined in the Senior Debt Documents) or the occurrence of any “default” (as defined in the Senior Debt Documents) based on the non-payment of principal or interest under any Senior Debt Document (and such payment default shall continue unremedied for a period of 5 Business Days, the Senior Secured Parties will be deemed to have automatically offered the Second Priority Debt Parties the option to purchase (the “Purchase”) at par/face amount the entire aggregate amount of outstanding Senior Obligations (which includes principal, interest, fees, breakage costs, attorneys’ fees and expenses, and, in the case of any Swap Agreements, on a per Secured Swap Provider basis, unless the parties to any such Swap Agreement have agreed to other satisfactory arrangements with respect thereto, the positive amount that is payable by the Company or relevant Guarantor thereunder reflecting any unpaid amount then due or amount owing in connection with the termination (or early termination) on or prior to the date of the Purchase after giving effect to offset and netting arrangements in respect of such Secured Swap Provider, but which excludes any rights of the Senior Secured Parties with respect to indemnification and other obligations of the Company and Guarantors under the Senior Debt Documents that are expressly stated to survive the termination of the Senior Debt Documents).  For avoidance of doubt, Senior Obligations not purchased will continue to constitute Senior Obligations hereunder and shall be secured in the same manner and subject to the same protections hereunder as existed immediately prior to the Purchase.  The Purchase shall be made without warranty or representation or recourse, on a pro rata basis across Senior Secured Parties.

(b)        In connection with the exercise of such option, the purchasing Second Priority Debt Parties shall furnish cash collateral to any relevant Senior Secured Party as it reasonably deems necessary to secure any such Senior Secured Party’s outstanding Letters of Credit (not to exceed 105% of the face amount of the aggregate undrawn face amount of such Letters of Credit).

(c)        The Second Priority Debt Parties shall irrevocably accept or reject such offer within thirty (30) calendar days following receipt of written notice from the Senior Representative that any of the events described in Sections 5.07(a)(i) through (iii), as applicable, has occurred, and the parties shall endeavor to close promptly thereafter, but in no event later than sixty (60) calendar days after receipt of such written notice.  If the Second Priority Debt Parties accept such offer, it shall be exercised pursuant to documentation mutually acceptable to the Senior Representative and the Second Priority Representative.  If the Second Priority Debt Parties reject such offer (or do not so irrevocably accept such offer within the required timeframe), the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

(d)        Such purchase of the Senior Obligations shall be made on a pro rata basis among the Second Priority Debt Parties giving notice to the Second Priority Representative of their interest to exercise the purchase option hereunder according to each such Second Priority Debt Party’s portion of the principal amount of the loans under the Second Priority Credit Agreement outstanding on the date of purchase (as ratably adjusted in case less than all Second Priority Debt Parties elect to participate in such purchase).

SECTION 5.08.     Role of Senior Representative.  Upon an event of default under any Senior Debt Document and receipt of Collateral or Proceeds thereof in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the Senior Secured Parties in an amount equal to the Senior Obligations (other than any Excess Senior

Obligations), the Second Priority Representative shall assume the roles hereunder of the Senior Representative and all receipts of Collateral or Proceeds shall thereafter be applied to the Second Priority Debt up to an amount equal to the Second Priority Debt Obligations at which time the Senior Representative shall reassume such roles until the amount of Secured Obligations in excess of the Cap Amount is paid in full.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01.    Financing Issues.  Until the Discharge of Senior Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash collateral or to consent (or not object) to the Company’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of The Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, agrees that (except to the extent permitted by this Section 6.01 and so long as such  DIP Financing is in an amount that does not exceed the greater of (A) $20,000,000 and (B) 20% of the aggregate principal amount of Loans and drawn Letters of Credit and the face amount of undrawn Letters of Credit outstanding under the Senior Credit Agreement on the date of the commencement of such Insolvency or Liquidation Proceeding but excluding any Excess Senior Obligations (the “DIP Cap”)), it will raise no: (a) objection to and will not otherwise contest such sale, use or lease of such cash collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a), this Section 6.01, and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Collateral to (i) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (ii) any adequate protection Liens provided to the Senior Secured Parties, and (iii) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representative; (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations and the Collateral made by the Senior Representative or any other Senior Secured Party; (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Collateral or to exercise any rights under Section 1111(b) of the Bankruptcy Code with respect to the Collateral; (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Collateral; or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of any of the Collateral for which the Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, (i) that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Collateral securing the Senior Obligations rank to the Liens on the Collateral securing the Second Priority Debt Obligations pursuant to this Agreement, (ii) that Proceeds of such sale shall be applied to reduce the Senior

Obligations, and (iii) Second Priority Debt Parties will not have been deemed to have waived the right to bid in cash in connection with the sale; notwithstanding the foregoing, the Second Priority Debt Parties may assert any objection to a sale or disposition of any Collateral that is inconsistent with the respective rights and obligations of the Senior Secured Parties and the Second Priority Debt Parties under this Agreement (without limiting the foregoing, Second Priority Debt Parties may not raise any objections based on rights afforded by Sections 363(e), (f) and (k) of the Bankruptcy Code to secured creditors or any comparable provision of any other Bankruptcy Law); provided that the foregoing shall not prevent the Second Priority Debt Parties from objecting to any DIP Financing relating to any provision or content of a plan of reorganization. The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, agrees that notice from the Company received two (2) Business Days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice.

SECTION 6.02.     Relief from the Automatic Stay.  Until the Discharge of Senior Obligations has occurred, the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Collateral, without the prior written consent of the Senior Representative.

SECTION 6.03.    Adequate Protection.  The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, agrees that none of them shall (a) object, contest or support any other Person objecting to or contesting (i) any request by the Senior Representative or any Senior Secured Parties for adequate protection, (ii) any objection by the Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on the Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts of the Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, (b) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, or (c) request adequate protection or any other relief in connection with such use of cash collateral except as expressly provided herein. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (1) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien on such additional collateral or superpriority claim, which Lien or superpriority claim is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (2) in the event any Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under the Second Priority Debt Facility, seek or request adequate protection and such adequate protection is granted in the form of additional collateral or superpriority claims

(in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement), then such Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, agree that the Senior Representative shall also be granted (as applicable) a senior superpriority claim or senior Lien on such additional collateral as security for the Senior Obligations, and that any Lien on such additional collateral securing the Second Priority Debt Obligations or superpriority claim granted to the Second Priority Debt Parties shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties, or the superpriority claim granted to the Senior Secured Parties, as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current incurred fees and expenses and/or other cash payments, or otherwise with the consent of the Senior Representative, then the Second Priority Representative and the Second Priority Debt Parties may seek adequate protection in the form of payments in the amount of current incurred reasonable fees and expenses and/or other cash payments (as applicable), subject to the right of any of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Debt Parties. In addition, to the extent the Senior Secured Parties are awarded or otherwise granted an allowed claim in any Insolvency or Liquidation Proceeding with respect to post-petition interest, nothing herein shall prevent the Second Priority Debt Parties from seeking or otherwise asserting a claim for post-petition interest to the extent of the value of the Lien of the Second Priority Debt Parties on the Collateral (after taking into account the Senior Obligations).

SECTION 6.04.     Preference Issues.  If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05.    Separate Grants of Security and Separate Classifications.  The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made from the Collateral in respect of the Second Priority Debt Obligations, with the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under the Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Senior Representative amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06.    No Waivers of Rights of Senior Secured Parties.  Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit the Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07.     Application.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08.    Other Matters.  To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, agrees not to assert any such rights except as otherwise permitted herein without the prior written consent of the Senior Representative, provided that if requested by the Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representative, including any rights to payments in respect of such rights.

SECTION 6.09.    506(c) Claims.  Until the Discharge of Senior Obligations has occurred, the Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Collateral.

SECTION 6.10.    Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; Etc.

SECTION 7.01.    Reliance.  The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. All loans and other extensions of credit made or deemed made on and after the date hereof by the Second Priority Debt Parties to the Company or any Grantor shall be deemed to have been given and made in reliance upon this Agreement. The Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on the Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement. The Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility, acknowledges that it and such Senior Secured Parties have, independently and without reliance on the Second Priority Representative or other Second Priority Debt Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Senior Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Senior Debt Documents or this Agreement.

SECTION 7.02.    No Warranties or Liability.  The Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, acknowledges and agrees that neither the Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility, acknowledges and agrees that neither the Second Priority Representative nor any other Second Priority Debt Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Priority Debt Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon (except that it has agreed that the Liens of the Second Priority Representative on behalf of the Second Priority Debt Parties are subordinated to the Liens of the Senior Representative on behalf of the Senior Secured Parties). The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representative and the Second Priority Debt Parties have in the Collateral or otherwise, except as otherwise provided in this Agreement. The Second Priority Debt Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Second Priority Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Second Priority Debt Parties may manage their loans and extensions of credit without regard to any rights or interests that the Senior Representative and the Senior Secured Parties have in the Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Grantor (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as permitted in this Agreement, neither the Second Priority Representative nor any other Second Priority Debt Party shall have any duty to any Senior Representative or Senior Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Subsidiary (including the Senior Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representative, the Senior Secured Parties, the Second Priority Representative and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03.    Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representative, the Senior Secured Parties, the Second Priority Representative and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)        any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b)        any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c)        any exchange of any security interest in any Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)        the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)        any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Company or any other Grantor in respect of the Senior Obligations or the Second Priority Obligations, (ii) any Senior Representative or Senior Secured Party in respect of this Agreement, or (iii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01.     Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern.

SECTION 8.02.    Continuing Nature of this Agreement; Severability.  Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representative or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03.    Amendments; Waivers.

(a)        No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 8.03, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)        This Agreement may be amended, supplemented or waived in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement expressly requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any Grantor, shall require the consent of the Company. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

SECTION 8.04.   Information Concerning Financial Condition of the Company and the Subsidiaries.  The Senior Representative, the Senior Secured Parties, the Second Priority Representative and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representative, the Senior Debt Parties, the Second Priority Representative and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representative, the Senior Secured Parties, the Second Priority Representative and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05.    Subrogation.  The Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06.    Application of Payments.  Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, the Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility, assents to any extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor. Except as otherwise provided herein, all payments received by the Second Priority Debt Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Second Priority Obligations as the Second Priority Debt Parties, in their sole discretion, deem appropriate, consistent with the terms of the Second Priority Debt Documents. Except as otherwise provided herein, the Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility, assents to any such extension or postponement of the time of payment of the Second Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Second Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07.    Additional Grantors.  The Company agrees that, if any Person shall become a Grantor after the date hereof, it will promptly cause such Person to become party hereto by executing and delivering an instrument in the form of Annex I.  Upon such execution and delivery, such Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Second Priority Representative and the Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08.    Dealings with Grantors.  Upon any application or demand by the Company or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Company or such Grantor, as appropriate, shall furnish to such Representative a certificate of a Responsible Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09.    Consent to Jurisdiction; Waivers.  Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)        submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.10 or by a procedure permitted under the relevant Senior Debt Document or Second Priority Debt Documents, as the case may be;

(d)        agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.09 any special, exemplary, punitive or consequential damages.

SECTION 8.10.    Notices.  All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(a)        if to the Company or any Grantor, to the Company, at its address at: Sundance Energy, Inc., 633 17th Street, Suite 1950 Denver, Colorado 80202, Attention: Eric P. McCrady;

(b)        if to the Second Priority Representative, to it at: Morgan Stanley Energy Capital Inc., 1585 Broadway, 16th Floor, New York, New York 10036, Attention: David Lazarus (Telephone 212-296-8134); and

(c)        if to the Senior Representative, to it at: Natixis, New York Branch, 1251 Avenue of the Americas, 5th Floor, New York, New York 10020, Attention: Robert Amdursky.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or, if agreed to, electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.11.    Further Assurances.  The Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, and the Second Priority Representative, on behalf of itself, and each Second Priority Debt Party under the Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.12.    GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)       THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B)       EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.13.     Binding on Successors and Assigns.  This Agreement shall be binding upon the Senior Representative, the Senior Secured Parties, the Second Priority Representative, the Second Priority Debt Parties, the Company, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.14.    Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.15.    Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.16.    Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Senior Representative represents and warrants that it has been authorized to enter into this Agreement by the Senior Secured Parties. The Second Priority Representative represents and warrants that this Agreement is binding upon the Second Priority Debt Parties.

SECTION 8.17.    No Third Party Beneficiaries; Successors and Assigns.  The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representative, the Senior Secured Parties, the Second Priority Representative and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.18.    Effectiveness.  This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.19.    Representative Capacities.  It is understood and agreed that (a) the Senior Representative is entering into this Agreement in its capacity as administrative agent under the Senior Credit Agreement and the provisions of Article XI of the Senior Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Senior Representative hereunder and (b) the Second Priority Representative is entering into this Agreement in its capacity as administrative agent under the Second Priority Credit Agreement and the provisions of Article XI of the Second Priority Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Second Priority Representative hereunder.

SECTION 8.20.    Relative Rights.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will (a) except to the extent contemplated by Section 5.01(a), 5.01(c) or 5.03(b), amend, waive or otherwise modify the provisions of the Senior Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Company or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Senior Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents or (b) obligate the Company or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Senior Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.21.   Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.22.    Timing.  If the day specified in this Agreement for giving any notice, the payment of any obligation, performing any covenant, duty or obligation, or taking any action is not a Business Day (or if the period during which any notice is required to be given, payment to be made, any covenant, duty or obligation is required to be performed, or any action is required to be taken expires on a day that is not a Business Day), then the date for giving such notice, making such payment, performing such covenant, duty or obligation, or taking such action (and the expiration date of such period during which notice is required to be given, any covenant, duty or obligation is required to be performed, or any action is required to be taken) shall be the next day that is a Business Day.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NATIXIS, NEW YORK BRANCH,
as Senior Representative

By:
Name:
Title:

[Signature Page Intercreditor Agreement]

MORGAN STANLEY ENERGY CAPITAL
INC., as the Second Priority Representative

By:
	Name:	Parker Corbin
	Title:	Vice President

[Signature Page Intercreditor Agreement]

SUNDANCE ENERGY, INC.

By:
	Name:	Cathy L. Anderson
	Title:	Chief Financial Officer

SUNDANCE ENERGY AUSTRALIA LIMITED

By:
	Name:	Cathy L. Anderson
	Title:	Chief Financial Officer

ARMADILLO E&P, INC.
SEA EAGLE FORD, LLC

By:
Name:	Cathy L. Anderson
Title:	Chief Financial Officer

[Signature Page Intercreditor Agreement]

SUPPLEMENT NO. dated as of _________ __, 20[__] to the INTERCREDITOR AGREEMENT dated as of April 23, 2018 (the “Intercreditor Agreement”), among Sundance Energy Inc., a Colorado corporation (the “Company”), and certain subsidiaries and affiliates of the Company (each a “Grantor”), Natixis, New York Branch, as Senior Representative, and Morgan Stanley Energy Capital, Inc., as Second Priority Representative.

A.        Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.         The Grantors have entered into the Intercreditor Agreement. Pursuant to the Senior Credit Agreement and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Company are required to enter into the Intercreditor Agreement. Section 8.07 of the Intercreditor Agreement provides that such Subsidiaries may become party to the Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Senior Credit Agreement and the Second Priority Debt Documents.

Accordingly, the New Grantor agrees as follows:

SECTION 1.   In accordance with Section 8.07 of the Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Grantor. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Grantor represents and warrants to the Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.   This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.   In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.10 of the Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Company as specified in the Intercreditor Agreement.

SECTION 8.   The Company agrees to reimburse the Representatives for their reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Representatives.

Annex I-2

IN WITNESS WHEREOF, the New Grantor, and the Senior Representative have duly executed this Supplement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

NATIXIS, NEW YORK BRANCH, as Senior Representative

By:
Name:
Title:

MORGAN STANLEY ENERGY CAPITAL, INC., as Second Priority Representative

By:
Name:
Title:

Annex I-3